Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BlueLinx Holdings Inc. and subsidiaries

Marietta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2019, relating to the consolidated financial statements and the effectiveness of BlueLinx Holdings Inc. and subsidiaries’ internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Atlanta, Georgia

November 22, 2019